EXHIBIT 99

FOR RELEASE 4:00 p.m. October 16, 2003

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

A. Wayne Lewis, Executive Vice President and Chief Operating Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION QUARTERLY EARNINGS UP SHARPLY

ROANOKE, VIRGINIA. October 16, 2003 — Roanoke-based Valley Financial Corporation (VYFC — OTC) announced today its consolidated financial results. For the three months ended September 30, 2003 Valley Financial reported net income of $729,000 compared with $578,000 for the same three months of 2002, a 26% increase. Fully diluted earnings per share were $.37 in 2003’s third quarter versus $.30 in 2002. The Company’s return on average total assets was 0.99% for the third quarter and its return on average shareholders’ equity was 14.08%, compared with 1.00% and 12.91%, respectively, reported for the same period in 2002.

At September 30, 2003 Valley Financial’s total assets were $303,040,000, total deposits were $219,440,000, total loans stood at $212,617,000 and total shareholders’ equity was $20,978,000. Compared with September 30, 2002 the Company experienced increases of $63,293,000 or 26% in total assets, $47,636,000 or 28% in total deposits and $39,161,000 or 23% in total loans over the twelve-month period. With total capital representing over 10% of risk-adjusted total assets, the Company exceeds the regulatory minimum to be considered “well capitalized.”

Net income for the first nine months of 2003 was $2,043,000 compared with $1,567,000 for the same period in 2002, an increase of 30%. Fully diluted earnings per share were $1.05 year to date versus $.83 for the same period in 2002. Return on average total assets was 1.00% in the nine months ended September 30, 2003 versus 0.98% in 2002, and return on average total equity was 13.78% in 2003 against 12.16% in 2002.

Press Release

Valley Financial Corporation

October 16, 2003

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “The quarter ended September 30 was another strong performance, with both earnings and assets up sharply over their year-earlier levels. At the end of the quarter we passed the $300 million milestone in total assets after only eight years of operations, and only nineteen months after reaching the $200 million mark. This rate of growth demonstrates yet again that area businesses and consumers want to bank with a local, community-based institution. With three quarters of excellent results now behind us, 2003 is shaping up to be another record-breaking year for Valley Financial. Reflecting our financial results, the company’s stock (VYFC-OTC) hit another all-time high price of $22.50 per share on October 3.”

Gutshall said that “Continuing low interest rates are putting pressure on the net interest margin, which has declined steadily this year. The margin for the third quarter was 3.64%, down from 4.11% in the first quarter as yields on earning assets decline at a more rapid rate than funding costs. Interest expense on the other hand was 2.18% of funds provided this quarter, down only 15 basis points from the first quarter of 2003. Until the Federal Reserve begins moving interest rates back up from their four-decade lows, margin squeeze will be a concern for us and most other community banks.”

Commenting on the company’s loan portfolio, Gutshall said “We are pleased to see the asset quality ratios holding at superior levels, especially after a protracted period of economic softness. At September 30, nonperforming assets were only 0.03% of total assets, we had no foreclosed properties and no loans past due more than ninety days. While there are always risks inherent in lending, these quality indicators are substantially better than peer comparisons and industry norms.”

Press Release

Valley Financial Corporation

October 16, 2003

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from six full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue and 1518 Hershberger Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. Construction is almost complete on a seventh full-service office at the intersection of Route 419 and Keagy Road, next to Lewis-Gale Hospital in the City of Roanoke. The bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

- END OF TEXT -

Press Release

Valley Financial Corporation

October 16, 2003

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30 2003	December 31 2002	September 30 2002
Total assets	$303,040	$248,846	$239,747

Total loans	212,617	185,661	173,456

Investments	66,121	42,405	51,726

Deposits	219,440	182,243	171,804

Borrowed funds	61,315	45,864	47,914

Stockholders’ equity	20,978	19,024	18,466

Non-performing assets to total assets	0.03%	0.24%	0.08%

Loans past due more than 90 days to total loans	0.00%	0.21%	0.00%

Allowance for loan losses to net loans	1.12%	1.10%	1.12%

Book value per share, exclusive of accumulated other comprehensive income (loss)	$11.35	$10.24	$9.88

Press Release

Valley Financial Corporation

October 16, 2003

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2003	2002	2003	2002
Interest income	$3,908	$3,547	$11,277	$10,132

Interest expense	1,491	1,454	4,265	4,036

Net interest income	2,417	2,093	7,012	6,096

Provision for loan losses	115	118	471	516

Net interest income after provision for loan losses	2,302	1,975	6,541	5,580

Noninterest income	366	191	1,010	554

Noninterest expense	1,656	1,357	4,910	3,936

Net income before taxes	1,012	809	2,641	2,198

Provision for income taxes	283	231	598	631

Net income	$729	$578	$2,043	$1,567

Basic net income per share*	$0.40	$0.32	$1.12	$0.86

Diluted net income per share*	$0.37	$0.30	$1.05	$0.83

Return on average total assets	0.99%	1.00%	1.00%	0.98%

Return on average total equity	14.08%	12.91%	13.78%	12.16%

Yield on earning assets (TEY)	5.81%	6.62%	6.04%	6.82%

Cost of funds	2.18%	2.73%	2.26%	2.75%

Net interest margin	3.63%	3.94%	3.80%	4.14%

Overhead efficiency ratio	55.87%	58.22%	55.72%	58.08%

*	Adjusted as necessary to reflect the 3 - for - 2 stock split effective May 30, 2002